Exhibit 19

MARINEMAX, INC. INSIDER TRADING POLICY

February 27, 2023 Purpose

This Insider Trading Policy (the “Policy”) provides guidelines with respect to transactions in the securities of MarineMax, Inc. (the “Company”) and the handling of confidential information about the Company and its direct and indirect subsidiaries and the entities with which the Company does business. The Company’s Board of Directors has adopted this Policy to promote compliance with federal, state and foreign securities laws (collectively, “Securities Laws”) that prohibit certain persons who are aware of material nonpublic information about an entity from: (i) trading in securities of that entity; or (ii) disclosing material nonpublic information and/or providing tips, suggestions, or recommendations to other persons who may trade on the basis of that information.

Section I

Persons Subject to the Policy

This Policy applies to all officers of the Company and its subsidiaries, all members of the Company’s Board of Directors, and all employees (including temporary employees) of the Company and its direct and indirect subsidiaries (collectively referred to as “Insiders”). The Company may also determine that other persons should be subject to this Policy, such as contractors or consultants who have access to material nonpublic information (each a “Designated Outsider”). This Policy also applies to Family Members (as defined below in Section VI), and Controlled Entities (as defined below in Section VII).

Section II Transactions Subject to the Policy

This Policy applies to any and all transactions in the Company’s securities (collectively referred to in this Policy as “Company Securities”), including the Company’s common stock, options to purchase common stock, or any other type of securities that the Company may issue, including (but not limited to) bonds, preferred stock, convertible debentures and warrants, as well as derivative securities that are not issued by the Company, such as exchange-traded put or call options or swaps relating to the Company’s Securities.

Section III Individual Responsibility

This Policy is available to all Insiders and Designated Outsiders and to all new Insiders and Designated Outsiders at the start of their employment or relationship with the Company. Persons subject to this Policy have ethical and legal obligations to maintain the confidentiality of information about the Company and to not engage in transactions in Company Securities while in possession of material nonpublic information. Each individual bears the ultimate responsibility for making sure that he or she complies with this Policy, and that Family Members or Controlled Entities whose transactions are subject to this Policy, as discussed below, also comply with this

Policy. In all cases, the responsibility for determining whether an individual is in possession of material nonpublic information rests with that individual, and any action on the part of the Company, the Chief Financial Officer, the General Counsel or any other officer, employee or director pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable Securities Laws.

Section IV Specific Policies

It is the policy of the Company that no Insider or Designated Outsider who is aware of material nonpublic information relating to the Company may, directly, or indirectly through Family Members or Controlled Entities:

a.
Engage in transactions in Company Securities, except as otherwise specified in this Policy under Section VIII (Transactions Under Company Plans) and Section X.e (Rule 10b5-1 Plans);
b.
Recommend or suggest the purchase or sale of any Company Securities;
c.
Disclose material nonpublic information to persons within the Company whose jobs do not require them to have that information, or outside of the Company to other persons, including, but not limited to, family, friends, business associates, investors and expert consulting firms, unless any such disclosure is made in accordance with the Company’s policies regarding the protection or authorized external disclosure of information regarding the Company;
d.
Give “tips” on material nonpublic information; that is, directly or indirectly disclose such information to any other person, including without limitation Family Members and Controlled Entities, who might be expected trade in Company Securities or the securities of such other company, as applicable, while in possession of such information;
e.
Allow persons to share material nonpublic information with others or allow persons to recommend to any person the purchase or sale of any Company Securities when the person is aware of such information; or
f.
Assist anyone engaged in the above activities.

In addition, it is the policy of the Company that no Insider or Designated Outsider who, in the course of working for the Company, learns of material nonpublic information about an entity with which the Company does business, including a customer or supplier of the Company, may trade in that entity’s securities until the information becomes public or is no longer material.

There are no exceptions to this Policy, except as specifically noted in this Policy. Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure), or small transactions, are not excepted from this Policy. The Securities Laws do not recognize any mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct.

Section V

Definition of Material Nonpublic Information

Information is considered “material” if there is a substantial likelihood that a reasonable investor would consider that information important in making a decision to buy, hold or sell securities. Any information that could be expected to affect the price of the Company Securities, whether it is positive or negative or favorable or unfavorable to the Company, should be considered material. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances, and is often evaluated by enforcement authorities with the benefit of hindsight. Before engaging in any transaction, you should carefully consider how enforcement authorities and others might view the transaction in hindsight. While it is not possible to define all categories of material information, some examples of information that may be regarded as material are:

Financial Related Events

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Financial information, including sales, orders, income results, forecasts, or budgets
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Projections of future earnings or losses, or other earnings guidance
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Changes to previously announced earnings guidance, or the decision to suspend earnings guidance or unusual gains or losses in major operations
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Stock splits
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Offerings of Company Securities
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Impending bankruptcy or financial liquidity problems
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Material impairment, write-off or restructuring
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Creation of a material direct or contingent financial obligation
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Material change in the Company’s financial statements (including material write downs of assets or additions to reserves for bad debts or contingent liabilities)

Corporate Developments

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Pending or proposed material merger or acquisition
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A change in dividend policy
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The establishment of a repurchase program for Company Securities
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A change in auditors or notification that the auditor’s reports may no longer be relied upon
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The disposition or acquisition of material line of business, subsidiary, or assets
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Gain or loss of a substantial customer or supplier
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Award or cancellation of major contracts
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Material change in business prospects
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Plans for material changes in the Company’s workforce (such as layoffs) or other Company restructuring
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A pending or proposed joint venture, alliance, or licensing arrangement

Service and Product Related Events

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Timing of new services or product introductions
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New product announcements of a material nature
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Material product defects or modifications

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Material pricing or cost changes
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Material marketing changes

Other

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Material litigation exposure due to actual or threatened litigation (or resolution thereof)
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Initiation or resolution of a government investigation
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Major changes in senior management
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Material agreement not in the ordinary course of business (or termination thereof)
●
Material cybersecurity incidents

Material information is “nonpublic” if it has not been widely disseminated to the public through major newswire services, national news services, financial news services, or widely circulated public disclosure documents filed with the SEC. For the purposes of this Policy, information will be considered public, i.e., no longer “nonpublic,” after the close of trading on the second full trading day (a full 48-hour period at a minimum) following the Company’s widespread public release of the information. For example, if the Company were to announce material non-public information of which you were aware at 4:00 p.m. on a Wednesday, you should not trade in Company securities until after 4:00 p.m. on Friday (because the markets close at 4:00 p.m., you should not trade until Monday morning).

Section VI

Transactions by Family Members and Others

This Policy applies to your family members who reside with you (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings, and in-laws), anyone else who lives in your household, and any family members who do not live in your household but whose transactions in Company Securities are directed by you or are subject to your influence or control, such as parents or children who consult with you before they trade in Company Securities (collectively referred to as “Family Members”). You are responsible for the transactions of these other persons and therefore should make them aware of the need to confer with you before they trade in Company Securities, and you should treat all such transactions for the purposes of this Policy and applicable Securities Laws as if the transactions were for your own account. This Policy does not, however, apply to personal securities transactions of Family Members where the purchase or sale decision is made by a third party not controlled by, influenced by or related to you or your Family Members.

Section VII

Transactions by Entities or Persons that You Influence or Control

This Policy applies to any entities or persons that you influence or control, including any independent contractors, consultants, corporations, partnerships or trusts (collectively referred to as “Controlled Entities”), and transactions by these Controlled Entities should be treated for the purposes of this Policy and applicable Securities Laws as if they were for your own account.

Section VIII Transactions Under Company Plans

This Policy does not apply in the case of the following transactions, except as specifically noted:

a.
Stock Option Exercises: This Policy does not apply to the exercise of an employee stock option acquired pursuant to the Company’s plans, or to the exercise of a tax withholding right pursuant to which a person has elected to have the Company withhold shares subject to an option to satisfy tax withholding requirements. This Policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.
b.
Restricted Stock Awards: This Policy does not apply to the vesting of restricted stock, or the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock. The Policy does apply, however, to any market sale of restricted stock.
c.
401(k) Plan: This Policy does not apply to purchases of Company Securities in the Company’s 401(k) plan resulting from your periodic contribution of money to the plan pursuant to your advance instructions regarding payroll deduction election. However, you may not alter your instructions regarding the purchase and sale of Company Securities in such plans or transfer out of the Company stock fund while in possession of material nonpublic information, and the Policy does apply to certain elections you may make under the 401(k) plan, including: (i) an election to increase or decrease the percentage of your periodic contributions that will be allocated to the Company stock fund; (ii) an election to make an intra-plan transfer of an existing account balance into or out of the Company stock fund; (iii) an election to borrow money against your 401(k) plan account if the loan will result in a liquidation of some or all of your Company stock fund balance; and (iv) an election to pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the Company stock fund.
d.
Employee Stock Purchase Plan: This Policy does not apply to purchases of Company Securities in the employee stock purchase plan resulting from your periodic contribution of money to the plan pursuant to the election you made at the time of your enrollment in the plan. This Policy also does not apply to purchases of Company

Securities resulting from lump sum contributions to the plan, provided that you elected to participate by lump sum payment at the beginning of the applicable enrollment period. This Policy does apply, however, to your election to participate in the plan for any enrollment period, to any changes made to your elections under the plan, and to your sales of Company Securities purchased pursuant to the plan.

Section IX

Special and Prohibited Transactions

The Company has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if the persons subject to this Policy engage in certain types of transactions. It therefore is the Company’s policy that any persons covered by this Policy may not engage in any of the following transactions or should otherwise consider the Company’s preferences as described below:

a.
Short-Term Trading: Any director, officer or other employee of the Company who purchases Company Securities in the open market may not sell any Company Securities of the same class during the six months following the purchase (or vice versa).
b.
Short Sales: Short sales of Company Securities are prohibited. In addition, Section 16(c) of the Exchange Act prohibits officers and directors from engaging in short sales. (Short sales arising from certain types of hedging transactions are governed by Section IX.d below.)
c.
Publicly-Traded Put and Call Options and Certain Other Derivative Transactions: Transactions in put options, call options or other derivative securities, on an exchange or in any other organized market, are prohibited by this Policy. (Option positions arising from certain types of hedging transactions are governed by Section IX.d below.)
d.
Hedging Transactions: Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Such hedging transactions may permit a director, officer or employee to continue to own Company Securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the director, officer or employee may no longer have the same objectives as the Company’s other shareholders. Therefore, directors, officers and other employees are prohibited from engaging in such transactions.
e.
Margin Accounts and Pledged Securities: Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Company Securities, directors and officers and other employees are prohibited from holding Company Securities in a margin account or otherwise pledging Company Securities as collateral for a loan. The Company strongly discourages employees from engaging in such transactions. (Pledges of Company Securities arising from certain types of hedging transactions are governed by Section

IX.d above.)

f.
Standing and Limit Orders: Standing and limit orders (except standing and limit orders under approved Rule 10b5-1 Plans, as described in Section X.e below) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when a director, officer or other employee is in possession of material nonpublic information. The Company therefore discourages placing standing or limit orders on Company Securities. If a person subject to this Policy determines that they must use a standing order or limit order, the order should be limited to short duration and should otherwise comply with the restrictions and procedures outlined below in Section X (Additional Procedures).

Section X Additional Procedures

The Company has established additional procedures in order to assist the Company in the administration of this Policy, to facilitate compliance with laws prohibiting insider trading while in possession of material nonpublic information, and to avoid the appearance of any impropriety. These additional procedures are applicable only to those individuals described below.

a.
Pre-Clearance Procedures:

Officers and directors, as well as the Family Members and Controlled Entities of such persons, may not engage in any transaction in Company Securities without first obtaining pre-clearance of the transaction from the Chief Financial Officer. A request for pre-clearance should be submitted to the Chief Financial Officer at least two business days in advance of the proposed transaction. The Chief Financial Officer is under no obligation to approve a transaction submitted for pre-clearance, and may determine not to permit the transaction. If a person seeks pre-clearance and permission to engage in the transaction is denied, then he or she should refrain from initiating any transaction in Company Securities, and should not inform any other person of the restriction.

When a request for pre-clearance is made, the requesting person should carefully consider whether he or she may be aware of any material nonpublic information about the Company, and should describe fully those circumstances to the Chief Financial Officer. The requesting person should also indicate whether he or she has effected any non-exempt “opposite-way” transactions within the past six months, and should be prepared to report the proposed transaction on an appropriate Form 4 or Form 5. The requesting person should also be prepared to comply with SEC Rule 144 and file Form 144, if necessary, at the time of any sale.

b.
Quarterly Trading Restrictions:

The directors and officers of the Company or its subsidiaries who are designated by the Company from time to time as being subject to the reporting and liability provisions of Section 16 of the Exchange Act (“Section 16 Persons”), and those persons who are designated by the Company from time to time as likely having access to the Company’s internal financial statements or other material nonpublic information for purposes of this Policy (“Designated Insiders”), as well as the Family Members and Controlled Entities of such Section 16 Persons and Designated Insiders, may not conduct any transactions involving the Company’s Securities (other than as specified by this Policy), during a “Blackout Period” beginning on the sixteenth calendar day of the third fiscal month of the fiscal quarter and ending after the close of trading on the second trading day (a full 48 hours minimum) following the date of the public release of the Company’s earnings results for that quarter. For example, if the Company were to publicly release earnings results at 4:00 p.m. on a Wednesday, the Blackout Period would remain in effect until 4:00 p.m. on Friday. In other words, these persons may only conduct transactions in Company Securities during the “Open Trading Window” beginning at the close of trading on the second trading day (a full 48 hours minimum) following the public release of the Company’s quarterly earnings and ending on the fifteenth calendar day of the third fiscal month of the fiscal quarter.

c.
Event-Specific Trading Restriction Periods:

From time to time, an event may occur that is material to the Company and is known by only a few directors, officers and/or employees. So long as the event remains material and nonpublic, the persons designated by the Chief Financial Officer may not trade Company Securities, even if the Company is in an Open Trading Window. In addition, the Company’s financial results may be sufficiently material in a particular fiscal quarter that, in the judgment of the Chief Financial Officer, designated persons should refrain from trading in Company Securities even earlier than the typical Blackout Period described above. In that situation, the Chief Financial Officer may notify these persons that they should not trade in the Company’s Securities, without disclosing the reason for the restriction. The existence of an event-specific trading restriction period or extension of a Blackout Period will not be announced to the Company as a whole, and should not be communicated to any other person. Even if the Chief Financial Officer has not designated you as a person who should not trade due to an event-specific restriction, you should not trade while aware of material nonpublic information. Exceptions will not be granted during an event-specific trading restriction period.

d.
Exceptions:

The quarterly trading restrictions and event-driven trading restrictions described above do not apply to those transactions to which this Policy does not apply, as described above under Section VIII (Transactions Under Company Plans). Further, the requirement for pre-clearance, the quarterly trading restrictions and event-driven trading restrictions do not apply to transactions conducted pursuant to approved Rule 10b5-1 plans, described below under Section X.e (Rule 10b5-1 Plans).

e.
Rule 10b5-1 Plans:

Rule 10b5-1 under the Exchange Act provides an affirmative defense to insider trading for persons that trade stocks under written plans entered into in good faith at a time when the person does not possess material nonpublic information (a “Rule 10b5-1 Plan”). In order to be eligible to rely on this defense, a person subject to this Policy must enter into a Rule 10b5-1 Plan that meets certain additional conditions. If the plan meets these conditions, Company Securities may be purchased or sold without regard to certain insider trading restrictions.

To comply with this Policy, a Rule 10b5-1 Plan must: (i) be approved by the Chief Financial Officer or his/her designee; (ii) be adopted during an Open Trading Window; (iii) certify that the person is not aware of material nonpublic information and that the plan is being adopted in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1; (iv) not permit the person establishing the plan to exercise any subsequent influence over how, when, or whether to effect purchases or sales, provided that if anyone else is permitted to exercise such influence such person is not aware of any material nonpublic information when doing so; and (v) either specify the Amount, Price, and Date of the transaction(s) or include a written formula, algorithm, or computer program for determining the Amount, Price, and Date for the transaction(s). For the purposes of this paragraph (e), the following definitions apply:

●
“Amount” means either a specified number of securities or a specified dollar value of securities.
●
“Price” means the market price on a particular date or a limit price, or a particular dollar price.
●
“Date” means, in the case of a market order, the specific day of the year on which the order is to be executed (or as soon thereafter as is practicable under ordinary principles of best execution). In the case of a limit order, Date means the day of the year on which the order is in force.

The “good faith” requirement for persons entering into 10b5-1 Plans cannot be overemphasized. A person must act in good faith with respect to a Rule 10b5-1 Plan when entering the plan and throughout the duration of the plan. Insiders may lose the affirmative defense afforded by Rule 10b5-1 if changes or cancellations are deemed to have been made as part of a plan to evade insider trading laws.

In addition, Rule 10b5-1 Plans must have a “cooling-off period” between the date on which the plan is adopted or modified and when trading under the plan commences. The length of the cooling-off period depends on the person’s position in the Company. For directors and officers, trading under the Rule 10b5-1 Plan must not begin until after the later of: (i) 90 days after the adoption of the Rule 10b5-1 Plan; or (ii) two business days after the filing of the Company’s financial results in a Form 10-Q or Form 10-K for the fiscal quarter in which the Rule 10b5-1 Plan was adopted (subject to a maximum of 120 days after adoption of the Rule 10b5-1 Plan). For all other employees, the cooling-off period is 30 days after the adoption or modification of the Rule 10b5-1 Plan.

Changes to an existing Rule 10b5-1 Plan are allowed so long as they are made in good faith, the person is not in possession of material nonpublic information, and the modification takes place during an Open Trading Window. However, any changes must first be approved by the Chief Financial Officer or his/her designee and, if the change affects the amount, price or timing of the purchase or sale of securities, the change will trigger another cooling-off period. Rule 10b5-1 plans may be canceled at any time, even if the person is in possession of material nonpublic information.

Once all trades under a Rule 10b5-1 Plan are completed or expire without execution, or a Rule 10b5-1 Plan is canceled, a person may adopt another Rule 10b5-1 Plan. A person may not, however, have more than one Rule 10b5-1 Plan in effect at the same time. Accordingly, adopting a new Rule 10b5-1 plan will automatically cancel an existing Rule 10b5-1 Plan if they cover the same time period.

Persons should be cautious in adopting Rule 10b5-1 Plans that are designed to effect the purchase or sale of securities as a single transaction (e.g., a plan that consists of one instruction to a broker to sell 500 Company shares at $30 per share). While single-trade plans are permitted under this Policy, Rule 10b5-1 states that a person is entitled to the affirmative defense to insider trading for only one single trade plan during any 12-month period.

Any Company approval, review or notification with respect to a Rule 10b5-1 Plan adopted pursuant to this paragraph (e) shall not constitute, and shall not be deemed to constitute, any endorsement or approval of that Rule 10b5-1 Plan by the Company, or a determination, conclusion or opinion by the Company or its personnel that the terms of that Rule 10b5-1 Plan (or any modification or termination thereof), the adoption, use or administration thereof or any transactions effected pursuant thereto comply with (and do not violate) applicable Securities Laws or that any sales or purchases of Company Securities thereunder will be effected in compliance with such Securities Laws.

Section XI

Post-Termination Transactions

This Policy continues to apply to transactions in Company Securities even after termination of service to the Company. If an individual is in possession of material nonpublic information when his or her service terminates, that individual may not trade in Company Securities until that information has become public or is no longer material.

Section XII Reporting of Violations

Any violation or prospective violation of this Policy is a serious matter. Any Insider or Designated Outsider who violates this Policy or any Securities Laws governing insider trading or tipping, or knows of any such violation by any other Insiders or Designated Outsiders, must report the violation immediately to the Chief Financial Officer.

Section XIII

Consequences of Violations

The purchase or sale of securities while aware of material nonpublic information, or the disclosure of material nonpublic information to others who then trade in the Company’s Securities, is prohibited by federal and state laws. Insider trading violations are pursued vigorously by the SEC, U.S. Attorneys and state enforcement authorities as well as the laws of foreign jurisdictions. Punishment for insider trading violations is severe, and could include significant fines and imprisonment. Individuals who trade on inside information (or tip information to others) are subject to certain penalties, including: (a) a civil penalty of up to several times the profit gained or loss avoided; (b) a very substantial criminal fine (even for a violation that results in a small or no profit); and/or (c) a substantial jail term. In addition, failure to comply with this policy may subject an employee to private party damages and Company-imposed sanctions up to and including termination of employment for cause, whether or not the failure to comply also results in a violation of law. While the regulatory authorities concentrate their efforts on the individuals who trade, or who tip inside information to others who trade, the federal Securities Laws also impose potential substantial liability on entities and other “controlling persons,” such as the Company, Company’s management, and supervisory personnel, if they fail to take reasonable steps to prevent insider trading by entity personnel. Also, note that no pecuniary benefit is required to be in violation of this Policy and/or the Securities Laws. A mere sharing of material nonpublic information can be sufficient to render liable both the provider and recipient of such information.

Section XIV

Updates and Amendments

The Company reserves the right to update or amend this Policy at any time.